Exhibit 99.1

Company Contact:

Michael J. Fitzpatrick

Chief Financial Officer

OceanFirst Financial Corp.

Tel: (732) 240-4500, ext. 7506

Fax: (732) 349-5070

Email: Mfitzpatrick@oceanfirst.com

FOR IMMEDIATE RELEASE

OCEANFIRST FINANCIAL CORP.

ANNOUNCES RECORD NET INCOME,

14.3% ANNUAL EARNINGS PER SHARE

GROWTH

TOMS RIVER, NEW JERSEY, January 20, 2011…OceanFirst Financial Corp. (NASDAQ:“OCFC”), the holding company for OceanFirst Bank (the “Bank”), today announced a record $20.4 million of net income for the year 2010. Income available to common stockholders increased to $5.8 million for the quarter ended December 31, 2010, as compared to $5.2 million for the prior linked quarter, and $1.9 million for the corresponding prior year period. Diluted earnings per share for the quarter ended December 31, 2010 was $0.32, an increase of $0.03 from the prior linked quarter. For the year, diluted earnings per share increased 14.3%, to $1.12, from $0.98 in 2009. Additional highlights for the quarter and year just concluded:

•	Earnings per share has grown in each of the last four quarters. Return on average stockholders’ equity was 11.54% for the quarter ended December 31, 2010.

•	Driven by 10.9% year over year balance sheet growth, total revenue for 2010 (i.e., net interest income and total other income) also was a record $92.4 million.

•	Year-end deposits grew 22.0% to $1,664.0 million with core deposits (i.e., all deposits except time deposits) comprising yet another record 82.9% of total deposits.

The Company also announced that the Board of Directors declared its fifty-sixth consecutive quarterly cash dividend on common stock. The dividend for the quarter ended December 31, 2010 was declared in the amount of $0.12 per share to be paid on February 11, 2011 to shareholders of record on January 31, 2011.

Chairman and CEO John R. Garbarino observed “Our record setting bottom line was driven by strong core deposit growth and healthy margins throughout the year. Diligently managing our capital in recent periods with these record earnings, prudent dividend payouts and strong, double digit returns on equity has significantly enhanced the value proposition for our shareholders.”

Results of Operations

Net income available to common stockholders for the three months ended December 31, 2010 was $5.8 million or $0.32 per diluted share, as compared to net income available to common stockholders of $1.9 million, or $0.12 per diluted share, for the corresponding prior year period. For the year ended December 31, 2010, net income available to common stockholders was $20.4 million, or $1.12 per diluted share, as compared to net income available to common stockholders of $12.5 million, or $0.98 per diluted share, for the corresponding prior year period. For both the quarter and year ended December 31, 2010, diluted earnings per share reflects the higher number of average diluted shares outstanding from the issuance of additional common shares in November 2009. For the quarter and year ended December 31, 2010 diluted earnings per share includes $922,000, or $0.05 per share, relating to a reduction in the state tax valuation allowance.

Net interest income for the quarter and year ended December 31, 2010 increased to $18.9 million and $77.1 million, respectively, as compared to $16.9 million and $65.5 million, respectively, in the same prior year periods, reflecting greater interest-earning assets and, for the year ended December 31, 2010, a higher net interest margin. The net interest margin increased to 3.69% for the year ended December 31, 2010 from 3.63% in the same prior year period partly due to the low interest rate environment. For the quarter ended December 31, 2010 the net interest margin decreased to 3.52% as compared to 3.73% in the prior linked quarter and 3.76% in the same prior year period. The decrease in net interest margin from the prior linked quarter and prior year was due to the investment of strong deposit flows into interest-earning deposits and investment securities at a modest net interest spread. Additionally, high loan refinance volume caused yields on loans and mortgage-backed securities to reset downward. The yield on interest-earning assets decreased to 4.62% and 4.86%, respectively, for the quarter and year ended December 31, 2010, as compared to 5.19% and 5.31%, respectively, in the same prior year periods. The cost of interest-bearing liabilities decreased to 1.23% and 1.30%, respectively, for the quarter and year ended December 31, 2010, as compared to 1.63% and 1.89%, respectively, in the same prior year periods. Average interest-earning assets increased by $341.1 million and $283.4 million, respectively, for the quarter and year ended December 31, 2010, as compared to the same prior year periods. The increase in average interest-earning assets was primarily due to the increase in average mortgage-backed securities, which increased $221.3 million, or 198.8%, and $244.6 million, or 266.9%, respectively, for the quarter and year ended December 31, 2010, as compared to the same prior year periods. The increase was also due, to a lesser extent, to an increase in average investment securities, which increased $34.7 million and $9.7 million, respectively, for the quarter and year ended December 31, 2010, as compared to the same prior year periods.

For the quarter ended December 31, 2010, the provision for loan losses decreased to $2.0 million as compared to $2.2 million for the corresponding prior year period. For the year ended December 31, 2010, the provision for loan losses increased to $8.0 million, as compared to $5.7 million for the corresponding prior year period. The increased provision for the year ended December 31, 2010 is primarily due to higher levels of non-performing loans and partially due to higher loan balances.

Other income increased to $4.5 million for the quarter ended December 31, 2010, as compared to $3.7 million in the same prior year period. For the year ended December 31, 2010, other income decreased to $15.3 million as compared to $15.6 million in the same prior year period. Loan servicing income (loss) increased to income of $292,000 for the year ended December 31, 2010 from a loss of $18,000 in the same prior year period due to an impairment to the loan servicing asset of $263,000 recognized in the first quarter of 2009. Fees and service charges increased to $3.1 million and $11.2 million, respectively, for the quarter and year ended December 31, 2010, as compared to $2.7 million and $10.5 million for the corresponding prior year periods. The increase was due to higher fees from merchant services, commercial checking accounts and trust services. Additionally, loan prepayment income increased by $209,000 and $104,000 for the quarter and year ended December 31, 2010 as compared to the same prior year periods. For the year ended December 31, 2010, the increase in fees and service charges was partly offset by a reduction in private mortgage insurance fee income of $146,000 related to several rescission claims. The net gain on sales of loans increased to $1.4 million for the quarter ended December 31, 2010, as compared to $772,000 for the corresponding prior year period due to an increase in the volume of loans sold and a strong gain on sale margin. For the year ended December 31, 2010, the net gain on the sale of loans sold decreased to $3.7 million, as compared to $3.9 million for the corresponding prior year period due to a decline in the volume of loans sold. The net loss from other real estate operations was $292,000 and $701,000, respectively, for the quarter and year ended December 31, 2010, as compared to losses of $74,000 and $2,000, respectively, in the same prior year periods due to current period write-downs in the value of properties previously acquired. Other income decreased $371,000 for the year ended December 31, 2010, as compared to the same prior year period due to the prior year recovery of $367,000 on borrower escrow funds at Columbia Home Loans, LLC (“Columbia”), the Company’s mortgage banking subsidiary, which was shuttered in the fourth quarter of 2007.

Operating expenses increased to $13.9 million, or 5.8%, and $53.6 million, or 6.1%, respectively, for the quarter and year ended December 31, 2010, as compared to $13.2 million and $50.5 million, respectively, for the corresponding prior year periods. These increases were primarily due to compensation and employee benefits costs, which increased due to higher incentive compensation, salary and stock plan expense. For the year ended December 31, 2010, the increase was also due to the reduction in mortgage loan closings from prior year levels. Fewer loan closings in the current year decreased deferred loan expense which is reflected as an increase to compensation expense. Occupancy expense decreased by $490,000 for the year ended December 31, 2010, as compared to the corresponding prior year period due to a $556,000 charge in the second quarter of 2009 relating to the termination of all remaining lease obligations of Columbia. Federal deposit insurance expense for the year ended December 31, 2010 decreased by $394,000 from the corresponding prior year period primarily due to a special assessment of $869,000 in the second quarter of 2009, partly offset by additional insurance on higher deposit balances. Federal deposit insurance increased by $136,000 for the quarter ended December 31, 2010, as compared to the same prior year quarter due to higher deposit balances. Merger related expenses for the quarter and year ended December 31, 2009 totaled $703,000 and $1.3 million, respectively, which related to the Company’s announced, but subsequently terminated, merger with Central Jersey Bancorp. General and administrative expense increased for the year ended December 31, 2010, over the corresponding prior year period partly due to higher loan related expenses.

The provision for income taxes was $1.7 million and $10.4 million, respectively, for the quarter and year ended December 31, 2010, as compared to $1.7 million and $9.2 million, respectively, for the same prior year periods. The effective tax rate decreased to 22.7% and 33.8%, respectively, for the quarter and year ended December 31, 2010, as compared to 32.4% and 36.9%, respectively, in the same prior year periods. The decrease in the effective tax rate was due to the fourth quarter 2010 reduction in the state tax valuation allowance of $922,000.

Dividends on preferred stock and warrant accretion totaled $1.6 million and $3.2 million, respectively, for the quarter and year ended December 31, 2009, as compared to no amounts in the current year periods. The preferred stock was redeemed on December 30, 2009.

Financial Condition

Total assets increased by $221.3 million, or 10.9%, to $2,251.3 million at December 31, 2010, from $2,030.0 million at December 31, 2009. Loans receivable, net increased by $31.5 million, or 1.9%, to $1,660.8 million at December 31, 2010, from $1,629.3 million at December 31, 2009, primarily due to increased commercial and commercial real estate lending. Investment securities available for sale increased by 146.6%, to $91.9 million at December 31, 2010, as compared to $37.3 million at December 31, 2009, due to purchases of government agency and municipal securities as the Company invested the funds received from strong deposit flows. Mortgage-backed securities available for sale increased by 59.7%, to $341.2 million at December 31, 2010 as compared to $213.6 million at December 31, 2009, due to purchases of $193.0 million in mortgage-backed securities and collateralized mortgage obligations issued by U.S. government sponsored enterprises.

The increase in assets was funded by increased deposits, which grew by 22.0% to $1,664.0 million at December 31, 2010 from $1,364.2 million at December 31, 2009. The growth was concentrated in core deposits, which increased $326.8 million. Time deposits decreased $27.0 million as the Bank continued to moderate its pricing for this product. Also, as a result of the increase in deposits, Federal Home Loan Bank advances decreased to $265.0 million at December 31, 2010 from $333.0 million at December 31, 2009. Stockholders’ equity increased 9.7%, to $201.3 million at December 31, 2010, as compared to $183.5 million at December 31, 2009 due to net income and a reduction in accumulated other comprehensive loss partly offset by the cash dividend on common stock.

Asset Quality

The Company’s non-performing loans totaled $37.5 million at December 31, 2010, an increase from $28.3 million at December 31, 2009, with the largest increase of $7.4 million attributable to one-to-four family mortgage loans. The overall increase is reflective of the weak economic environment. Non-performing loans at December 31, 2010 include $664,000 of loans repurchased due to early payment default that were written down to market value on the date of repurchase and $2.2 million of loans previously held for sale that were also written down to market value. Net loan charge-offs decreased to $893,000 for the three months ended December 31, 2010, as compared to $1.2 million for the corresponding prior year period. For the year ended December 31, 2010, net loan charge-offs increased to $3.0 million, as compared to $2.6 million for the corresponding prior year period. For the quarter and year ended December 31, 2010 net charge-offs included $11,000 and $1.2 million, respectively, of loans originated by Columbia.

The reserve for repurchased loans, which is included in other liabilities in the Company’s consolidated statements of financial condition, was $809,000 at December 31, 2010, as compared to $819,000 at December 31, 2009. There was no provision for repurchased loans and one charge-off of $10,000 during the year ended December 31, 2010. At December 31, 2010, there was one outstanding loan repurchase request on a loan with a total principal balance of $122,000 which the Company is contesting.

Conference Call

As previously announced, the Company will host an earnings conference call on Friday, January 21, 2011 at 11:00 a.m. Eastern time. The direct dial number for the call is (877) 317-6789. For those unable to participate in the conference call, a replay will be available. To access the replay, dial (877) 344-7529, Replay Conference Number 447081, from one hour after the end of the call until February 7, 2011. The conference call, as well as the replay, are also available (listen-only) by internet webcast at www.oceanfirst.com in the Investor Relations section.

Annual Meeting

The Company also announced today that its Annual Meeting of Stockholders will be held on Thursday, May 5, 2011 at 10:00 a.m. Eastern time, at the Crystal Point Yacht Club located at 3900 River Road at the intersection of State Highway 70, Point Pleasant, New Jersey. The record date for shareholders entitled to vote at the Annual Meeting is March 9, 2011.

* * *

OceanFirst Financial Corp.’s subsidiary, OceanFirst Bank, founded in 1902, is a federally-chartered savings bank with $2.3 billion in assets and twenty-three branches located in Ocean, Monmouth and Middlesex Counties, New Jersey. The Bank is the largest and oldest community-based financial institution headquartered in Ocean County, New Jersey.

OceanFirst Financial Corp.’s press releases are available by visiting us at www.oceanfirst.com.

Forward-Looking Statements

This news release contains certain forward-looking statements within the meaning of the Private Securities Reform Act of 1995, which are based on certain assumptions and describe future plans, strategies and expectations of the Company. These forward-looking statements are generally identified by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “will,” “should,” “may,” “view,” “opportunity,” “potential,” or similar expressions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations of the Company and the subsidiaries include, but are not limited to, changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area and accounting principles and guidelines. These risks and uncertainties are further discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 and should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. The Company does not undertake – and specifically disclaims any obligation – to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

OceanFirst Financial Corp.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(dollars in thousands, except per share amounts)

	December 31, 2010	December 31, 2009

ASSETS

Cash and due from banks	$31,455	$23,016
Investment securities available for sale	91,918	37,267
Federal Home Loan Bank of New York stock, at cost	16,928	19,434
Mortgage-backed securities available for sale	341,175	213,622
Loans receivable, net	1,660,788	1,629,284
Mortgage loans held for sale	6,674	5,658
Interest and dividends receivable	6,446	6,059
Real estate owned, net	2,295	2,613
Premises and equipment, net	22,488	22,088
Servicing asset	5,653	6,515
Bank Owned Life Insurance	40,815	39,970
Other assets	24,695	24,502

Total assets	$2,251,330	$2,030,028

LIABILITIES AND STOCKHOLDERS’ EQUITY

Deposits	$1,663,968	$1,364,199
Securities sold under agreements to repurchase with retail customers	67,864	64,573
Federal Home Loan Bank advances	265,000	333,000
Other borrowings	27,500	27,500
Due to brokers	—	40,684
Advances by borrowers for taxes and insurance	6,947	7,453
Other liabilities	18,800	9,083

Total liabilities	2,050,079	1,846,492

Stockholders’ equity:
Preferred stock, $.01 par value, $1,000 liquidation preference, 5,000,000 shares authorized, no shares issued at December 31, 2010	—	—
Common stock, $.01 par value, 55,000,000 shares authorized, 33,566,772 shares issued and 18,822,556 and 18,821,956 shares outstanding at December 31, 2010 and December 31, 2009, respectively	336	336
Additional paid-in capital	260,739	260,130
Retained earnings	174,677	163,063
Accumulated other comprehensive loss	(5,560)	(10,753)
Less: Unallocated common stock held by Employee Stock Ownership Plan	(4,484)	(4,776)
Treasury stock, 14,744,216 and 14,744,816 shares at December 31, 2010 and December 31, 2009, respectively	(224,457)	(224,464)
Common stock acquired by Deferred Compensation Plan	946	986
Deferred Compensation Plan Liability	(946)	(986)

Total stockholders’ equity	201,251	183,536

Total liabilities and stockholders’ equity	$2,251,330	$2,030,028

OceanFirst Financial Corp.

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share amounts)

	For the three months ended December 31,		For the years ended December 31,
	2010	2009	2010	2009
	(Unaudited)

Interest income:
Loans	$21,656	$22,015	$88,180	$90,595
Mortgage-backed securities	2,581	1,054	11,503	3,512
Investment securities and other	520	345	1,684	1,754

Total interest income	24,757	23,414	101,367	95,861

Interest expense:
Deposits	3,648	3,896	14,340	18,032
Borrowed funds	2,229	2,572	9,913	12,366

Total interest expense	5,877	6,468	24,253	30,398

Net interest income	18,880	16,946	77,114	65,463

Provision for loan losses	2,000	2,200	8,000	5,700

Net interest income after provision for loan losses	16,880	14,746	69,114	59,763

Other income:
Loan servicing income (loss)	61	84	292	(18)
Fees and service charges	3,096	2,702	11,214	10,506
Net gain on sales of loans and securities available for sale	1,442	772	3,657	3,891
Net loss from other real estate operations	(292)	(74)	(701)	(2)
Income from Bank Owned Life Insurance	220	202	845	836
Other	—	8	5	376

Total other income	4,527	3,694	15,312	15,589

Operating expenses:
Compensation	7,241	6,233	28,148	24,014
Occupancy	1,384	1,304	5,501	5,991
Equipment	615	713	2,196	2,141
Marketing	404	596	1,745	1,767
Federal deposit insurance	723	587	2,705	3,099
Data processing	905	883	3,426	3,388
Legal	223	131	1,066	1,464
Check card processing	313	288	1,250	1,079
Accounting and audit	159	223	624	689
Merger related expenses	—	703	—	1,285
General and administrative	1,959	1,506	6,986	5,627

Total operating expenses	13,926	13,167	53,647	50,544

Income before provision for income taxes	7,481	5,273	30,779	24,808
Provision for income taxes	1,697	1,706	10,401	9,155

Net income	5,784	3,567	20,378	15,653
Dividends on preferred stock and warrant accretion	—	1,637	—	3,170

Net income available to common stockholders	$5,784	$1,930	$20,378	$12,483

Basic earnings per share	$0.32	$0.12	$1.12	$0.98

Diluted earnings per share	$0.32	$0.12	$1.12	$0.98

Average basic shares outstanding	18,156	15,769	18,142	12,737

Average diluted shares outstanding	18,205	15,817	18,191	12,784

OceanFirst Financial Corp.

SELECTED CONSOLIDATED FINANCIAL DATA

(in thousands, except per share amounts)

	At December 31,	At December 31,
	2010	2009

STOCKHOLDERS’ EQUITY
Stockholders’ equity to total assets	8.94%	9.04%
Common shares outstanding (in thousands)	18,823	18,822
Stockholders’ equity per common share	$10.69	$9.75
Tangible stockholders’ equity per common share	10.69	9.75

ASSET QUALITY
Non-performing loans:
Real estate – one-to-four family	$26,577	$19,142
Commercial real estate	5,849	5,152
Construction	368	368
Consumer	4,626	3,031
Commercial	117	627

Total non-performing loans	37,537	28,320
REO, net	2,295	2,613

Total non-performing assets	$39,832	$30,933

Delinquent loans 30 to 89 days	$14,421	$15,528

Allowance for loan losses	$19,700	$14,723

Allowance for loan losses as a percent of total loans receivable	1.17%	0.89%
Allowance for loan losses as a percent of non-performing loans	52.48	51.99
Non-performing loans as a percent of total loans receivable	2.23	1.72
Non-performing assets as a percent of total assets	1.77	1.52

	For the three months ended December 31,		For the years ended December 31,
	2010	2009	2010	2009
PERFORMANCE RATIOS (ANNUALIZED)
Return on average assets	1.02%	0.75%	0.93%	0.82%
Return on average stockholders’ equity	11.54	7.17	10.62	9.35
Interest rate spread	3.39	3.56	3.56	3.42
Interest rate margin	3.52	3.76	3.69	3.63
Operating expenses to average assets	2.46	2.75	2.44	2.66
Efficiency ratio	59.50	63.79	58.04	62.36

OceanFirst Financial Corp.

SELECTED LOAN AND DEPOSIT DATA

(in thousands)

LOANS RECEIVABLE

	At December 31, 2010	At December 31, 2009

Real estate:
One-to-four family	$955,063	$954,736
Commercial real estate, multi-family and land	435,127	396,883
Construction	13,748	9,241
Consumer	205,725	217,290
Commercial	76,692	70,214

Total loans	1,686,355	1,648,364

Loans in process	(4,055)	(3,466)
Deferred origination costs, net	4,862	4,767
Allowance for loan losses	(19,700)	(14,723)

Total loans, net	1,667,462	1,634,942

Less: mortgage loans held for sale	6,674	5,658

Loans receivable, net	$1,660,788	$1,629,284

Mortgage loans serviced for others	$913,778	$952,871
Loan pipeline	84,113	90,320

	For the three months ended December 31,		For the years ended December 31,
	2010	2009	2010	2009

Loan originations	$156,637	$126,438	$504,359	$574,529
Loans sold	63,978	40,209	164,319	232,765
Net charge-offs	893	1,157	3,023	2,642

DEPOSITS

	At December 31, 2010	At December 31, 2009
Type of Account
Non-interest-bearing	$126,429	$107,721
Interest-bearing-checking	920,324	615,347
Money market deposit	108,421	96,886
Savings	223,650	232,081
Time deposits	285,144	312,164

	$1,663,968	$1,364,199

OceanFirst Financial Corp.

ANALYSIS OF NET INTEREST INCOME

	FOR THE THREE MONTHS ENDED DECEMBER 31,
	2010			2009
	AVERAGE BALANCE	INTEREST	AVERAGE YIELD/ COST	AVERAGE BALANCE	INTEREST	AVERAGE YIELD/ COST
	(Dollars in thousands)
Assets
Interest-earning assets:
Interest-earning deposits and short-term investments	$37,500	$23	.25%	$—	$—	—%
Investment securities (1)	90,430	204	.90	55,720	131	.94
FHLB stock	17,121	293	6.85	14,419	214	5.94
Mortgage-backed securities (1)	332,642	2,581	3.10	111,340	1,054	3.79
Loans receivable, net (2)	1,666,352	21,656	5.20	1,621,475	22,015	5.43

Total interest-earning assets	2,144,045	24,757	4.62	1,802,954	23,414	5.19

Non-interest-earning assets	118,481			111,963

Total assets	$2,262,526			$1,914,917

Liabilities and Stockholders’ Equity
Interest-bearing liabilities:
Transaction deposits	$1,252,819	2,336	.75	$951,843	2,196	.92
Time deposits	286,386	1,312	1.83	319,700	1,700	2.13

Total	1,539,205	3,648	.95	1,271,543	3,896	1.23
Borrowed funds	371,088	2,229	2.40	317,636	2,572	3.24

Total interest-bearing liabilities	1,910,293	5,877	1.23	1,589,179	6,468	1.63

Non-interest-bearing deposits	132,282			111,825
Non-interest-bearing liabilities	19,415			14,791

Total liabilities	2,061,990			1,715,795
Stockholders’ equity	200,536			199,122

Total liabilities and stockholders’ equity	$2,262,526			$1,914,917

Net interest income		$18,880			$16,946

Net interest rate spread (3)			3.39%			3.56%

Net interest margin (4)			3.52%			3.76%

	FOR THE YEARS ENDED DECEMBER 31,
	2010			2009
	AVERAGE BALANCE	INTEREST	AVERAGE YIELD/ COST	AVERAGE BALANCE	INTEREST	AVERAGE YIELD/ COST
	(Dollars in thousands)
Assets
Interest-earning assets:
Interest-earning deposits and short-term investments	$11,252	$28	.25%	$—	$—	—%
Investment securities (1)	65,595	628	.96	55,859	888	1.59
FHLB stock	20,838	1,028	4.93	16,435	866	5.27
Mortgage-backed securities (1)	336,286	11,503	3.42	91,660	3,512	3.83
Loans receivable, net (2)	1,653,367	88,180	5.33	1,639,992	90,595	5.52

Total interest-earning assets	2,087,338	101,367	4.86	1,803,946	95,861	5.31

Non-interest-earning assets	113,689			94,397

Total assets	$2,201,027			$1,898,343

Liabilities and Stockholders’ Equity
Interest-bearing liabilities:
Transaction deposits	$1,108,449	8,747	.79	$903,848	9,709	1.07
Time deposits	298,534	5,593	1.87	341,999	8,323	2.43

Total	1,406,983	14,340	1.02	1,245,847	18,032	1.45
Borrowed funds	456,835	9,913	2.17	359,668	12,366	3.44

Total interest-bearing liabilities	1,863,818	24,253	1.30	1,605,515	30,398	1.89

Non-interest-bearing deposits	127,535			110,740
Non-interest-bearing liabilities	17,764			14,691

Total liabilities	2,009,117			1,730,946
Stockholders’ equity	191,910			167,397

Total liabilities and stockholders’ equity	$2,201,027			$1,898,343

Net interest income		$77,114			$65,463

Net interest rate spread (3)			3.56%			3.42%

Net interest margin (4)			3.69%			3.63%

(1)	Amounts are recorded at average amortized cost.
(2)	Amount is net of deferred loan fees, undisbursed loan funds, discounts and premiums and estimated loss allowances and includes loans held for sale and non-performing loans.
(3)	Net interest rate spread represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.
(4)	Net interest margin represents net interest income divided by average interest-earning assets.